                                  EXHIBIT 2.01

Asset Purchase Agreement dated as of September 10, 1996 by and between Delrina
                     Corporation and JetForm Corporation

                               DELRINA CORPORATION

                                     - AND -

                               JETFORM CORPORATION

- -------------------------------------------------------------------------------

                            ASSET PURCHASE AGREEMENT

- -------------------------------------------------------------------------------



                            DATED SEPTEMBER 10, 1996

                                TABLE OF CONTENTS

ARTICLE 1      INTERPRETATION  . . . . . . . . . . . . . . . . . . . . .  1
     1.1       Definitions . . . . . . . . . . . . . . . . . . . . . . .  1
     1.2       Headings and Table of Contents. . . . . . . . . . . . . . 11
     1.3       Number and Gender . . . . . . . . . . . . . . . . . . . . 12
     1.4       Business Days . . . . . . . . . . . . . . . . . . . . . . 12
     1.5       Currency and Payment Obligations. . . . . . . . . . . . . 12
     1.6       Statute References. . . . . . . . . . . . . . . . . . . . 12
     1.7       Section and Schedule References . . . . . . . . . . . . . 12
ARTICLE 2      PURCHASE OF ASSETS. . . . . . . . . . . . . . . . . . . . 13
     2.1       Agreement to Purchase and Sell. . . . . . . . . . . . . . 13
     2.2       Amount of Purchase Price. . . . . . . . . . . . . . . . . 13
     2.3       Payment of Purchase Price . . . . . . . . . . . . . . . . 14
     2.4       Issuance of Purchaser's Common Shares . . . . . . . . . . 14
     2.5       Adjustments to Purchase Price . . . . . . . . . . . . . . 15
     2.6       Timing of Payment of Adjustments. . . . . . . . . . . . . 16
     2.7       Moral Rights to Software and Intellectual Property. . . . 16
     2.8       Licenses. . . . . . . . . . . . . . . . . . . . . . . . . 16
     2.9       Site License. . . . . . . . . . . . . . . . . . . . . . . 16
     2.10      GST Election. . . . . . . . . . . . . . . . . . . . . . . 16
     2.11      Sublease of Leased Premises . . . . . . . . . . . . . . . 17


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                                    - 2 -

     2.12      Default Interest Rate . . . . . . . . . . . . . . . . . . 17
ARTICLE 3      CONVEYANCE. . . . . . . . . . . . . . . . . . . . . . . . 17
     3.1       Instruments of Conveyance . . . . . . . . . . . . . . . . 17
     3.2       Execution . . . . . . . . . . . . . . . . . . . . . . . . 18
     3.3       Vendor's Deliveries . . . . . . . . . . . . . . . . . . . 18
     3.4       Purchaser's Deliveries. . . . . . . . . . . . . . . . . . 18
     3.5       Possession. . . . . . . . . . . . . . . . . . . . . . . . 18
     3.6       Non-Transferable and Non-Assignable Assets. . . . . . . . 18
ARTICLE 4      REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . 19
     4.1       Representations and Warranties of the Vendor. . . . . . . 19
          (1)  Incorporation and Power . . . . . . . . . . . . . . . . . 20
          (2)  Due Authorization . . . . . . . . . . . . . . . . . . . . 20
          (3)  Enforceability of Obligations . . . . . . . . . . . . . . 20
          (4)  Title to Assets . . . . . . . . . . . . . . . . . . . . . 20
          (5)  Personal Property . . . . . . . . . . . . . . . . . . . . 21
          (6)  Leased Premises . . . . . . . . . . . . . . . . . . . . . 21
          (7)  Personal Property Leases. . . . . . . . . . . . . . . . . 21
          (8)  Material Contracts. . . . . . . . . . . . . . . . . . . . 22
          (9)  Inventories . . . . . . . . . . . . . . . . . . . . . . . 22
          (10) Software. . . . . . . . . . . . . . . . . . . . . . . . . 22
          (11) Intellectual Property . . . . . . . . . . . . . . . . . . 23
          (12) Licences and Permits. . . . . . . . . . . . . . . . . . . 25
          (13) Consents and Approvals. . . . . . . . . . . . . . . . . . 25
          (14) Notices . . . . . . . . . . . . . . . . . . . . . . . . . 25
          (15) Absence of Conflicting Agreements and Infringement. . . . 25
          (16) Litigation. . . . . . . . . . . . . . . . . . . . . . . . 26
          (17) Environmental Matters . . . . . . . . . . . . . . . . . . 26
          (18) Employees and Employment Contracts. . . . . . . . . . . . 26
          (19) Collective Agreements . . . . . . . . . . . . . . . . . . 27
          (20) Customers and Suppliers . . . . . . . . . . . . . . . . . 27
          (21) Residence of Vendor . . . . . . . . . . . . . . . . . . . 27
          (22) Deductions at Source. . . . . . . . . . . . . . . . . . . 28

          (23) GST . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
          (24) Financial Statements. . . . . . . . . . . . . . . . . . . 28
          (25) Software Revenue. . . . . . . . . . . . . . . . . . . . . 28
          (26) Brokerage Fees. . . . . . . . . . . . . . . . . . . . . . 28
          (27) Bulk Sales. . . . . . . . . . . . . . . . . . . . . . . . 28
     4.2       Representations and Warranties of the Purchaser . . . . . 29
          (1)  Incorporation and Power . . . . . . . . . . . . . . . . . 29
          (2)  Due Authorization . . . . . . . . . . . . . . . . . . . . 29
          (3)  Filings . . . . . . . . . . . . . . . . . . . . . . . . . 29
          (4)  Enforceability of Obligations . . . . . . . . . . . . . . 29
          (5)  Litigation. . . . . . . . . . . . . . . . . . . . . . . . 29
          (6)  No Violation of Existing Agreements . . . . . . . . . . . 30
          (7)  Disclosure. . . . . . . . . . . . . . . . . . . . . . . . 30
          (8)  Compliance with Laws. . . . . . . . . . . . . . . . . . . 31
          (9)  Brokerage Fees. . . . . . . . . . . . . . . . . . . . . . 31
          (10) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
     4.3       Survival of Representations and Warranties. . . . . . . . 31
ARTICLE 5      INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . 32
     5.1       Indemnity by the Vendor . . . . . . . . . . . . . . . . . 32
     5.2       Indemnity by the Purchaser. . . . . . . . . . . . . . . . 32
     5.3       Limitations . . . . . . . . . . . . . . . . . . . . . . . 33
     5.4       Notice of Claim . . . . . . . . . . . . . . . . . . . . . 33
     5.5       Direct Claims . . . . . . . . . . . . . . . . . . . . . . 34
     5.6       Third Party Claims. . . . . . . . . . . . . . . . . . . . 34
     5.7       Settlement of Third Party Claims. . . . . . . . . . . . . 34
     5.8       GST Gross-up. . . . . . . . . . . . . . . . . . . . . . . 35
     5.9       Set-off . . . . . . . . . . . . . . . . . . . . . . . . . 35
ARTICLE 6      EMPLOYEES . . . . . . . . . . . . . . . . . . . . . . . . 35


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                                     - 4 -

     6.1       Offer of Employment . . . . . . . . . . . . . . . . . . . 35
     6.2       Settlement by Vendor. . . . . . . . . . . . . . . . . . . 35
     6.3       Notice of Change of Employment. . . . . . . . . . . . . . 36
ARTICLE 7      POST-EFFECTIVE DATE MATTERS . . . . . . . . . . . . . . . 36
     7.1       Excluded Assets . . . . . . . . . . . . . . . . . . . . . 36
     7.2       Co-operation in Filing of Returns . . . . . . . . . . . . 36
     7.3       Non-Merger. . . . . . . . . . . . . . . . . . . . . . . . 36
     7.4       Further Assurances. . . . . . . . . . . . . . . . . . . . 37
     7.5       Assistance. . . . . . . . . . . . . . . . . . . . . . . . 37
     7.6       Transition Arrangements . . . . . . . . . . . . . . . . . 37
     7.7       Fulfilment of Contracts . . . . . . . . . . . . . . . . . 38
     7.8       Returned Software . . . . . . . . . . . . . . . . . . . . 38
     7.9       Net Revenue Verification. . . . . . . . . . . . . . . . . 39
ARTICLE 8      GENERAL . . . . . . . . . . . . . . . . . . . . . . . . . 39
     8.1       Expenses. . . . . . . . . . . . . . . . . . . . . . . . . 39
     8.2       Payment of Taxes. . . . . . . . . . . . . . . . . . . . . 39
     8.3       Announcements . . . . . . . . . . . . . . . . . . . . . . 40
     8.4       Notices . . . . . . . . . . . . . . . . . . . . . . . . . 40
     8.5       Time of Essence . . . . . . . . . . . . . . . . . . . . . 42
     8.6       Entire Agreement. . . . . . . . . . . . . . . . . . . . . 42
     8.7       Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . 42


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                                     - 5 -

     8.8       Severability. . . . . . . . . . . . . . . . . . . . . . . 42
     8.9       Arbitration . . . . . . . . . . . . . . . . . . . . . . . 42
     8.10      Language. . . . . . . . . . . . . . . . . . . . . . . . . 44
     8.11      Governing Law . . . . . . . . . . . . . . . . . . . . . . 44
     8.12      Successors and Assigns. . . . . . . . . . . . . . . . . . 44
     8.13      Counterparts. . . . . . . . . . . . . . . . . . . . . . . 45

             THIS ASSET PURCHASE AGREEMENT dated September 10, 1996,

B E T W E E N

                       DELRINA CORPORATION (the "Vendor")

                                     - and -

                      JETFORM CORPORATION (the "Purchaser")


                                    RECITALS


A. The Vendor is in the business of developing, manufacturing, marketing, distributing and providing technical and customer support for computer software;

B. The Vendor carries on the Business and is desirous to sell the Assets to the Purchaser under the terms set out below; and

C. The Purchaser is desirous of purchasing the Assets under the terms set out below.

          For good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties agree as follows:

                                    ARTICLE 1
                                 INTERPRETATION

1.1 DEFINITIONS. In this Agreement, the following terms shall have the meanings set out below unless the context requires otherwise:

     (1) "AFFILIATE" means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such Person, and includes any Person in like relation to an Affiliate. A Person shall be deemed to control a Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the term "controlled" shall have a similar meaning.

     (2) "AGREEMENT" means this Asset Purchase Agreement, including the Exhibits and the Schedules to this Agreement, as it or they may be amended or supplemented from time to time, and the expressions "HEREOF", "HEREIN", "HERETO", "HEREUNDER", "HEREBY" and similar expressions refer to this Agreement and not to any particular Section or other portion of this Agreement.

     (3) "APPLICABLE LAW" means, with respect to any Person, property, transaction, event or other matter, any Law relating or applicable to such Person, property, transaction, event or other matter but excluding any law of general application relating to competition, competitors, antitrust or similar matters which is applicable to the within transaction. Applicable Law also includes, where appropriate, any interpretation of the Law (or any part) by any Person having jurisdiction over it, or charged with its administration or interpretation.

     (4) "ASSETS" means all the properties, assets, interests and rights of the Vendor which are Related to the Business (other than the Excluded Assets) including the following:

          (a)  the Software;

          (b)  the Intellectual Property;

          (c)  the Contracts;

          (d) the Leased Premises and all leasehold improvements owned by the Vendor and forming part of the Leased Premises;

          (e)  the Personal Property;

          (f)  the Inventories;

          (g) all rights and interests under or pursuant to all warranties, representations and guarantees, express, implied or otherwise, of or made by suppliers or others in connection with the Assets or the Assumed Liabilities or otherwise Related to the Business;

          (h)  the Licences and Permits;

          (i)  the Prepaid Amounts;

          (j)  the Books and Records;

          (k) all goodwill Related to the Business including the present internet addresses;

          (l) all proceeds of any or all of the foregoing accruing and received or receivable after the Effective Time; and

          (m)  the Purchaser Licensed Software.

     (5) "ASSUMED LIABILITIES" means only the Liabilities of the Vendor listed in Schedule 1.1(5) to be assumed by the Purchaser that are Related to the Business arising and accruing in respect of the period from and after the Effective Time.

     (6) "AUDITED REVENUE STATEMENT" means the Special Report of the auditors of the Vendor prepared in accordance with the procedures set out in
          Section 5800 of the Canadian Institute of Chartered Accountant Handbook with respect to an opinion based on generally accepted auditing principles of the auditors of the Vendor in the manner provided in Section 7.9 of the revenue realized from the licensing of Software by the Vendor for the June, July and August fiscal months ended August 23, 1996, net of all returns in excess of reserves therefor and other set offs in such period, as prepared by Ernst & Young and delivered to the Purchaser by the Vendor on or before September 27, 1996.

     (7) "BEST OF THE VENDOR'S KNOWLEDGE" means the knowledge of the officers of the Vendor, in each case having made due inquiries.

     (8) "BEST OF THE PURCHASER'S KNOWLEDGE" means the knowledge of the officers of the Purchaser, in each case having made due inquiries.

     (9) "BOOKS AND RECORDS" means all books, records, files and papers Related to the Business or the Assets including drawings, engineering information, computer programs (including source code), software programs, manuals and data, sales and advertising materials, sales and purchases correspondence, trade association files, research and development records, softcopy of lists and databases of present and former customers, suppliers, end user registrations and order history, research and development personnel, sales and marketing personnel, employment and other records, and all copies and recordings of the foregoing. To the extent that Books and Records relate to both the Business and operations that do not Relate to the Business, Vendor will only deliver to Purchaser a copy of such Books and Records and shall retain the original.

     (10) "BUSINESS" means the Delrina PC Forms Software Group business carried on by the Vendor which primarily involves development, marketing, distribution, sale and servicing of the Software.

     (11) "BUSINESS DAY" means any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of Ottawa, Ontario.

     (12) "CLAIM" has the meaning given in Section 5.1.

     (13) "COMMON SHARES" means the Common Shares in the capital of the Purchaser.

     (14) "CONDITION OF THE BUSINESS" means the financial condition, properties, Assets, Liabilities and operations of the Business taken as a whole.

     (15) "CONSENTS AND APPROVALS" means all consents and approvals required under Applicable Law or Contracts to be obtained in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement.

     (16) "CONTRACTS" means all rights and interests of the Vendor to and in all pending and/or executory contracts, agreements, licenses, leases and arrangements Related to the Business to or by which the Vendor or any of the Assets or Business is bound or affected including the Material Contracts and the Leases but not including the Excluded Contracts.

     (17) "CURRENT MARKET PRICE" means at any particular date the closing sale price (or if none, the average of the high and low bid prices) at which the Common Shares traded as quoted on the Nasdaq Stock Market, or if not then quoted, on such exchange on which such shares are listed and posted for trading as may be selected for such purpose by the board of directors of the Purchaser, or if the Common Shares are not then listed on any stock exchange in the over-the-counter market, in each case, during the three consecutive trading days ending on the third trading day prior to such particular date, and if the Common Shares are not so traded in the over-the-counter market, the current market price as determined in good faith by the Board of Directors of the Purchaser.

     (18) "DIRECT CLAIM" has the meaning given in Section 5.4.

     (19) "EFFECTIVE DATE" means September 10, 1996.

     (20) "EFFECTIVE TIME" means the opening of business on the Effective Date or such other time as the Parties may agree shall be the Effective Time.

     (21) "EMPLOYEE" means an individual listed in Schedule 4.1(18) who is employed by the Vendor in the Business.

     (22) "ENVIRONMENTAL LAWS" means Applicable Law in respect of the natural environment, public or occupational health or safety, and the manufacture, importation, handling, transportation, storage, disposal and treatment of Hazardous Substances.

     (23) "EXCLUDED ASSETS" means only the following property and assets of the
          Vendor:

          (a) all assets, properties, interests and rights not Related to the Business;

          (b) all rights and interests in and to all employee plans of the Vendor and any related assets or insurance policies;

          (c) the rights of the Vendor relating to this Agreement or any agreements or documents made pursuant to this Agreement;

          (d)  all Excluded Contracts;

          (e) all Receivables and deferred revenue existing on the Effective Date and all cash on hand or in banks or other depositories; and

          (f)  Vendor Licensed Software.

     (24) "EXCLUDED CONTRACTS" means the contracts and agreements listed in
          Schedule 1.1(24) under the heading "Excluded Contracts".

     (25) "EXCLUDED LIABILITIES" means all Liabilities of the Vendor other than the Assumed Liabilities.

     (26) "EXCLUDED LIENS" means the interest of lessors in the Personal Property being leased by the Vendor and transferred to the Purchaser hereunder.

     (27) "FINANCIAL STATEMENTS" has the meaning given in Section 4.1(24).

     (28) "GAAP" means those accounting principles which are recognized as being generally accepted in Canada and in the US from time to time as set out in the handbook published by the appropriate institute of accountants, consistently applied by the party in question.

     (29) "GST" means goods and services tax imposed under Part IV of the EXCISE TAX ACT (Canada).

     (30) "HAZARDOUS SUBSTANCE" means any solid, liquid, gas, odour, heat, sound, vibration, radiation or combination of them that may impair the natural environment, injure or damage property or plant of animal life or harm or impair the health of any individual.

     (31) "INCLUDING" means "including without limitation", and "INCLUDES" means "includes without limitation".

     (32) "INDEMNIFIED PARTY" means a Person whom the Vendor or the Purchaser, as the case may be, has agreed to indemnify under Article 5.

     (33) "INDEMNIFYING PARTY" means, in relation to an Indemnified Party, the Party to this Agreement which has agreed to indemnify that Indemnified Party under Article 5.

     (34) "INTELLECTUAL PROPERTY" means all rights to and interests Related to the Business in:

               (a) trademarks, service marks, trade names, names, logos, slogans and franchises together with the goodwill related thereto excluding "Delrina" but including all registrations and applications to register any of the foregoing with any agency or authority and the exclusive right of the Purchaser or any subsidiary of the Purchaser to hold itself out as the successor owner thereof;

               (b) patents, patent applications, patent rights, inventions and designs, and any registration thereof with any agency or authority including issued patents, patent applications, re-issues or patents of additions, continuations in part, divisionals and filing priorities;

               (c) all Software, copyrights (including audiovisual copyrights) and design rights and all registrations and applications thereof;

               (d) trade secrets including all processes, know-how, technical data, shop rights, and any media or other tangible embodiment thereof and all descriptions thereof;

               (e) other technology, intellectual property, industrial and intangible property constituting, embodied in or pertaining to, any assets including without limitation processes, lab journals, notebooks, manuals, data computer programs, source code, discoveries, databases, and documentation, flow charts, research and development, reports, agency information, technical information, engineering data, design and engineering specifications and similar recordings;

               (f) all other intellectual and industrial property rights throughout the world and all confidential and proprietary information related to any of (a) to (e), both inclusive, above;

               (g)  all rights to secure renewals, re-issuances and extension of
                    (a) to (e), both inclusive, above;

               (h) all future income and proceeds of (a) to (g), both inclusive;

               (i) all rights to damages and profits by reason of the infringement of (a) to (g) both inclusive; and

               (j) a non-exclusive license to utilize the name "Delrina" for the purposes of carrying on the Business, for a period of one year from the Effective Date which license the Vendor grants to the Purchaser hereunder subject to the restrictions set out in Schedule 1.1(34)(j).

     (35) "INVENTORIES" means all inventories of stock-in-trade and merchandise including materials, supplies, work-in-progress, finished goods, tooling, service parts and purchased finished goods Related to the Business (including those owned by the Vendor but in possession of suppliers, customers and other third parties and including inventories returned to the Vendor following the Effective Date, which the Vendor agrees to deliver to the Purchaser on the first day of each month in respect of the inventories returned in the prior month).

     (36) "LAW" means any law, including common law, rule, statute, regulation, order, judgment, decree, treaty or other requirement having the force of law.

     (37) "LEASED PREMISES" means approximately 14,500 square feet of premises located at 895 Don Mills Road, Toronto, Canada, Related to the Business which is leased or occupied by the Vendor under the Premises Leases at a current rental rate on a gross basis of CDN$17.40 per square foot.

     (38) "LEASES" means the Personal Property Leases and the Premises Leases.

     (39) "LIABILITIES" means all costs, expenses, charges, debts, liabilities, claims, demands and obligations, whether primary or secondary, direct or indirect, fixed, contingent, absolute or otherwise, under or in respect of any contract, agreement, arrangement, lease, commitment or undertaking, Applicable Law and Taxes.

     (40) "LICENSED SOFTWARE" means any third party software contained in or necessary for the operation or development of the Software as listed in Schedule 1.1(40) which Schedule sets out the payment terms and obligations thereunder.

     (41) "LICENCES AND PERMITS" means all governmental licences, permits, filings, authorizations, approvals or indicia of authority Related to the Business or necessary for the conduct of the Business.

     (42) "LIEN" means any lien, mortgage, charge, hypothec, pledge, security interest, prior assignment, option, warrant, lease, sublease, right to possession, encumbrance, claim, right or restriction which affects, by way of a conflicting ownership interest or otherwise, the right, title or interest in or to any particular property excluding any contract or license rights disclosed hereunder.

     (43) "MATERIAL CONTRACT" means an agreement (whether oral or written) Related to the Business to which the Vendor is a party or by which the Vendor or any of the Assets or the Business is bound except an agreement which involves or may reasonably be expected to involve the payment to or by the Vendor of less than $25,000 over the term of the agreement, does not allow the return of Software, (excluding end user licenses for shrink wrap product and site licenses each with a value of less than $10,000) does not provide meaningful access to, surrender of, or forfeiture of the source code of the Software, and is not otherwise material to the Condition of the Business.

     (44) "NOTICES" means the notices required to be given to any Person under Applicable Law or pursuant to any contract or other obligation to which the Vendor is a party or by which the Vendor is bound or which is applicable to any of the Assets, in connection with the execution and delivery of this Agreement or the completion of the transactions contemplated by this Agreement.

     (45) "PARTY" means a party to this Agreement and any reference to a Party includes its successors and permitted assigns; "PARTIES" means every Party.

     (46) "PERSON" is to be broadly interpreted and includes an individual, a corporation, a partnership, a trust, an unincorporated organization, the government of a country or any political subdivision thereof, or any agency or department of any such government, and the executors, administrators or other legal representatives of an individual in such capacity.

     (47) "PERSONAL PROPERTY" means all machinery, equipment (including computers and telephone communication equipment excluding the switch), furniture, and other chattels Related to the Business (including those owned, leased or licensed by Vendor and in possession of third parties) including the personal property listed in Schedules 4.1(5) and 4.1(7).

     (48) "PERSONAL PROPERTY LEASES" means all chattel leases, equipment leases, rental agreements, conditional sales contracts and other similar agreements Related to the Business.

     (49) "PREMISES LEASES" means the lease or subleases relating to the Leased Premises.

     (50) "PREPAID AMOUNTS" means all prepayments, prepaid charges, deposits, sums and fees made by Vendor or on its behalf Related to the Business or in respect of the Assets other than those attributable to Contracts not assumed by Purchaser.

     (51) "PURCHASE PRICE" has the meaning given in Section 2.2.

     (52) "PURCHASER LICENSED SOFTWARE" means any Software components and code included in or embedded in any program of the Vendor not Related to the Business which is derived from the Software initially or is central to the functionality of the operation of the Software.

     (53) "RECEIVABLES" means all accounts receivable, bills receivable, trade accounts, book debts and insurance claims Related to the Business together with any unpaid interest accrued on such items and any security or collateral for such items, including recoverable deposits.

     (54) "RELATED TO THE BUSINESS" means used primarily in, arising primarily from, or relating primarily to, in any manner the Business.

     (55) "RIGHTS" has the meaning given in Section 3.6.

     (56) "SOFTWARE" means all rights, title and interest in the Business software programs identified in Schedule 4.1(10), in source and object code (including manufacturing ready masters) forms and including any and all existing documentation (regardless of whether such documentation is provided on a commercial basis) including flow charts, program descriptions, program listings, layouts, schematics, engineering and design drawings, technical support documentation, diagrams and other documentation depicting or specifying the designs and components of such software programs, libraries, logs, reports, drafts, models, prototypes, technical and other data, test and other data and programs, any and all proceeding versions, works in process, fixes, enhancements, future releases or other developments by Vendor which may be combined or embodied in any medium or format whatsoever, and for all language versions and hardware platforms, software platforms and operating environments and whether sold separately or bundled with other applications, consisting of a set of logical instructions and information which guide the functioning of a processor, and which shall include all information, electronic form content, ephemeral aspects, so-called "look & feel", graphic design, electronic form user methodologies, user interface design, software tools Related to the Business and owned by the Vendor, know how, systems, and processes concerning such computer program but excluding the Licensed Software and the Vendor Licensed Software.

     (57) "TAXES" means all taxes, charges, fees, levies, imposts and other assessments, including all income, sales, use, goods and services, value added, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, excise, franchise, real property and personal property taxes, and any other taxes, customs duties, fees, assessments or similar charges in the nature of a tax including Canada Pension Plan and provincial pension plan contributions, unemployment insurance payments and workers compensation premiums, together with any instalments with respect thereto, and any interest, fines and penalties, imposed by any governmental authority (including federal, state, provincial, municipal and foreign governmental authorities), and whether disputed or not.

     (58) "THIRD PARTY CLAIM" has the meaning given in Section 5.4.

     (59) "TRANSFERRED EMPLOYEES" means Employees who have accepted an offer of employment from the Purchaser as of the Effective Date.

     (60) "VENDOR LICENSED SOFTWARE" means any Software components and code included in or embedded in any program of the Vendor not Related to the Business which is not derived from the Software initially or is not central to the functionality of the operation of the Software.

1.2 HEADINGS AND TABLE OF CONTENTS. The division of this Agreement into Articles and Sections, the insertion of headings, and the provision of any table of contents are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.3 NUMBER AND GENDER. Unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing gender include all genders.

1.4 BUSINESS DAYS. If any payment is required to be made or other action is required to be taken pursuant to this Agreement on a day which is not a Business Day, then such payment or action shall be made or taken on the next Business Day.

1.5 CURRENCY AND PAYMENT OBLIGATIONS. Except as otherwise expressly provided in this Agreement:

     (1) all dollar amounts referred to in this Agreement are stated in the lawful currency of the United States of America;

     (2) any payment contemplated by this Agreement shall be made by cash, certified cheque, wire transfer or any other method that provides immediately available funds.

1.6 STATUTE REFERENCES. Any reference in this Agreement to any statute or any section thereof shall, unless otherwise expressly stated, be deemed to be a reference to such statute or section as amended, restated or re-enacted from time to time.

1.7 SECTION AND SCHEDULE REFERENCES. Unless the context requires otherwise, references in this Agreement to Sections, Exhibits or Schedules are to Sections, Exhibits or Schedules of this Agreement. The Exhibits and Schedules to this Agreement are as follows:

EXHIBITS

     A    Allocation of Purchase Price
     B    Software License Agreement

SCHEDULES

     1.1(5)         Assumed Liabilities
     1.1(24)        Excluded Contracts
     1.1(34)(j)     Licence of Delrina Name
     1.1(40)        Licensed Software

     2.3            Payment of Purchase Price
     4.1(4)         Location of Assets
     4.1(5)         Personal Property
     4.1(6)         Premises Lease
     4.1(7)         Personal Property Leases
     4.1(8)         Material Contracts
     4.1(8)(a)      Non-Standard Form Contract
     4.1(8)(b)      Standard Form Contracts
     4.1(10)(a)     Software Related to Business
     4.1(10)(d)     Obligation to Pay Compensation
     4.1(11)(a)     Intellectual Property
     4.1(11)(b)     Ownership of Intellectual Property
     4.1(11)(c)     Intellectual Property Royalty Fees
     4.1(11)(f)     Person Permitted to use Market and Distribute
Intellectual Property
     4.1(12)(a)     Transfer of Licenses and Permits
     4.1(13)        Consents and Approvals
     4.1(18)        Employees and Employee Contracts
     4.1(20)        Customers and Suppliers
     4.1(24)        Financial Statements - Pro Forma Balance Sheet
     6.1            Employees to be Offered Employment

                                    ARTICLE 2
                               PURCHASE OF ASSETS

2.1 AGREEMENT TO PURCHASE AND SELL. Subject to the terms and conditions of this Agreement:

     (1) the Vendor hereby sells and the Purchaser hereby purchases the Assets; and,

     (2)  the Purchaser hereby assumes the Assumed Liabilities.

2.2 AMOUNT OF PURCHASE PRICE. The purchase price payable by the Purchaser to the Vendor for the Assets (the "PURCHASE PRICE") is $100,000,000.00 subject to adjustments hereinafter provided and shall be allocated as specified in Exhibit A.

2.3 PAYMENT OF PURCHASE PRICE. The Purchase Price shall be paid and satisfied, subject to the adjustments hereinafter provided, on a quarterly basis over four years, commencing September 27, 1996, in the amounts set out under the "Amount" column on Schedule 2.3 on the dates listed opposite thereto in the "Date" column. The amounts due on December 27, 1996 and March 27, 1997 may be paid within 10 days after the date set out therefor under the "Date" column.

2.4       ISSUANCE OF PURCHASER'S COMMON SHARES.

     (1) The Purchaser may issue its Common Shares to the Vendor for a value equal to the Current Market Price on any date on which an amount in respect of the Purchase Price is payable provided:

          (a) the total market value of Purchaser's Common Shares held by Vendor immediately following such issuance shall be less than $14.0 million, and the Purchaser agrees not to issue any of its Common Shares to the Vendor if such issuance would cause the total market value of Purchaser's Common Shares held by Vendor immediately following such issuance to equal or exceed $14.0 million. Vendor shall advise Purchaser of any acquisition or disposition of Common Shares by Vendor; and

          (b) the issuance of Purchaser's Common Shares to Vendor has been registered under the United States Securities Act of 1933, as amended (the "1933 Act") with the United States Securities and Exchange Commission (the "SEC"), in such a manner that permits Vendor to resell such shares publicly at any time during the period of 180 days following the date of issuance of the Common Shares. If by reason of some act of the Purchaser, Vendor is restricted from selling the Registered Shares on the Nasdaq Stock Market, Vendor may during such period of restriction require Purchaser to redeem such registered shares at the closing price on the day prior to tender for redemption.

     (2) Notwithstanding Section 2.4(1)(b), the Vendor agrees that the Purchaser may issue unregistered Common Shares to the Vendor in respect of the amount due on September 27, 1996 provided the Purchaser compensates the Vendor by way of registered Common Shares or cash to the extent the Current Market Price of such Common Shares on the date such Common Shares become registered, which date shall not be later than December 31, 1996, as contemplated in Section 2.4(1)(b) is less than the Current Market Price thereof on the date of issuance, such registration to remain effective for a period of 180 days following the date of registration in respect of such Common Shares. If these Common Shares are not registered by December 31, 1996, the Purchaser shall redeem the unregistered Common Shares then held by the Vendor at a price being the higher of the closing price of the Common Shares on December 31, 1996 and the Current Market Price on the day of issue of the unregistered Common Stock. Vendor shall deliver same with duly executed stock power transfers against payment in cash therefor.

2.5 ADJUSTMENTS TO PURCHASE PRICE. From the Effective Date until the date that the last payment is due pursuant to Section 2.3 the Purchase Price shall be adjusted as follows:

     (1) decreased by the amount of any deferred revenue Related to the Business excluding deferred revenues attributable to Material Contracts not assumed by Purchaser as at the Effective Date;

     (2) decreased upon the receipt by the Purchaser of the Audited Revenue Statement to the extent that the revenues realized from the licensing of the Software by the Vendor is less than CDN$5 million, an amount equal to the product of CDN$4.00 for each CDN$1.00 by which revenue is less than CDN$5 million times the exchange rate, being the noon buying rate for U.S. dollars of the Royal Bank of Canada on August 31, 1996 (being US$1.00 = $1.3673CDN);

     (3) decreased by the amount of accumulated vacation pay credits assumed by the Purchaser pursuant to Section 6.2(1);

     (4) increased by the amount of salary, wages and benefits paid by Vendor to Transferred Employees attributable to the period following the Effective Date; and

     (5) decreased by the amount of $100,000 on account of the reserve for inventory returns assumed by the Purchaser as provided in Section 7.8.

2.6 TIMING OF PAYMENT OF ADJUSTMENTS. The adjustments shall be payable to the Purchaser as follows:

     (1) where the adjustments arise pursuant to Section 2.5(1), Section 2.5(3), Section 2.5(4) and Section 2.5(5) above, the adjustments shall be made to the next amount then due in respect of the Purchase Price to the Vendor pursuant to Schedule 2.3; and

     (2) where the adjustments arise pursuant to Section 2.5(2) above, the adjustment amount shall be deducted from the amounts outstanding in respect of the Purchase Price due to the Vendor, commencing with the amount due on June 27, 2000 and thereafter amounts due prior to such date in reverse sequence until the full amount has been deducted.

2.7 MORAL RIGHTS TO SOFTWARE AND INTELLECTUAL PROPERTY. In consideration of the Purchase Price, Vendor hereby waives any moral rights in and to the Software and/or the Intellectual Property.

2.8 LICENSES. Vendor, hereby agrees to grant to Purchaser a non-exclusive, perpetual, worldwide, unlimited, fully paid up license to use, copy, modify, create derivative works from, create compilations from, display and perform, with the right to sublicense same, those portions of the Licensed Software which are components that are shared or common with Vendor's products other than the Software in accordance with the License Agreement set out in Exhibit B. Licensed Software not including common components is hereby, subject to Section 3.6, assigned to Purchaser absolutely. Vendor agrees to license the Vendor Licensed Software to Purchaser and Purchaser hereby agrees to license Purchaser Licensed Software to Vendor, all in accordance with the Licence Agreement set out in Exhibit B.

2.9 SITE LICENSE. Purchaser hereby agrees to grant to Vendor and its Affiliates a non-exclusive, perpetual, worldwide, fully paid up license to copy and use the object code of the Software and related documentation for Vendor's internal purposes in accordance with the end user license therefore, it being understood and agreed that Vendor will have no right to distribute such Software to parties that are not employees of Vendor.

2.10 GST ELECTION. The Vendor and the Purchaser shall execute jointly an election under Section 167 of the EXCISE TAX ACT (Canada) to have the sale of the Assets take place on a GST-free basis under Part IX of the EXCISE TAX ACT (Canada) and the Purchaser shall file such election with its GST return for the reporting period in which the sale of the Assets takes place. Notwithstanding such election, in the event that it is determined by Revenue Canada that there is a GST liability of the Purchaser to pay GST on all or part of the Purchased Assets, such GST, as the case may be, shall, unless already collected from the Purchaser and remitted by the Vendor, be forthwith paid by the Purchaser to the Vendor. Should the Vendor be assessed by Revenue Canada for any such GST liability, the Purchaser shall indemnify and hold harmless the Vendor for all taxes, interest and penalties which the Vendor may be required to pay to Revenue Canada.

2.11 SUBLEASE OF LEASED PREMISES. Vendor will forthwith solicit the lessor's consent under the Premises Lease to allow Purchaser to sublease the Leased Premises on the same terms and conditions as Vendor's Premises Lease. To the extent that lessor's consent to such sublease is delayed or denied, Vendor will make available the benefits of the Premises Lease to Purchaser pursuant to the provisions of Section 3.6 hereof.

2.12 DEFAULT INTEREST RATE. Any late payments shall bear interest as and from the date of default at the prime rate of interest published by Bank of America N.T. & S.A. for commercial loans plus 500 basis points. No interest shall be due or payable in respect of payments prior to default.

                                    ARTICLE 3
                                   CONVEYANCE

3.1 INSTRUMENTS OF CONVEYANCE. The execution of this Agreement shall operate as an effective conveyance, assignment and transfer of the Assets as contemplated herein effective as of the Effective Date. However, in order to effectuate more fully and completely the assignment, transfer and conveyance of the Assets pursuant to the terms and conditions hereof, Vendor shall contemporaneously with the execution hereof or upon reasonable request after execution hereof, deliver to Purchaser such bills of sale, assignments and instruments of conveyance as requested by Purchaser, acting reasonably, to permit the assignment, transfer and conveyance from Vendor to Purchaser and the acquisition by Purchaser from Vendor of all right, title and interest in, to and under the Assets, the whole with effect as of the Effective Time.

3.2 EXECUTION. This Agreement shall be executed at Ottawa at the Effective Time at the offices of the Purchaser's solicitors, or at such other time on the Effective Date or such other place as may be agreed orally or in writing by the Vendor and the Purchaser.

3.3 VENDOR'S DELIVERIES. At the Effective Time or so soon thereafter as practicable, the Vendor shall deliver or cause to be delivered to the Purchaser all deeds of conveyance, bills of sale, assurances, transfers, assignments, consents, and such other agreements, documents and instruments as may be reasonably required by the Purchaser to complete the transactions provided for in this Agreement. Vendor undertakes unconditionally to cause its Affiliates to deliver or perform at the Effective Time any obligations under this Agreement in respect of the delivery of the Assets as contemplated by this Agreement. Vendor undertakes to diligently pursue the fulfilment of all covenants and deliverables hereunder on or before October 31, 1996.

3.4 PURCHASER'S DELIVERIES. At the Effective Time, the Purchaser shall deliver or cause to be delivered to the Vendor all such other assurances, consents, agreements, documents and instruments as may be reasonably required by the Vendor to complete the transactions provided for in this Agreement.

3.5 POSSESSION. On the Effective Date or so soon thereafter as practicable, the Vendor shall deliver or cause to be delivered to the Purchaser possession of the Assets.

3.6 NON-TRANSFERABLE AND NON-ASSIGNABLE ASSETS. To the extent that any of the Assets transferred to the Purchaser hereunder, or any claim, right or benefit arising under or resulting from such Assets (collectively, the "RIGHTS") is not capable of being transferred without the approval, consent or waiver of any third Person, or if the transfer of a Right would constitute a breach of any obligation under, or a violation of, any Applicable Law unless the approval, consent or waiver of such third Person is obtained, or if a Contract relates to both the Business and products not Related to the Business ("Dual Agreements") then, except as expressly otherwise provided in this Agreement and without limiting the rights and remedies of the Purchaser contained elsewhere in this Agreement, this Agreement shall not constitute an agreement to transfer such Rights unless and until such approval, consent or waiver has been obtained or the party to such Dual Agreement consents to grant such Rights to the Purchaser. After the Effective Date and until all such Rights are transferred to the Purchaser, the Vendor shall:

     (a)  maintain its existence and hold the Rights in trust for the Purchaser;

     (b) comply with the terms and provisions of the Rights as agent for the Purchaser at the Purchaser's cost and for the Purchaser's benefit;

     (c) cooperate with the Purchaser in any reasonable and lawful arrangements designed to provide the benefits of such Rights to the Purchaser;

     (d) enforce, at the request of the Purchaser and at the expense and for the account of the Purchaser, any rights of the Vendor arising from such Rights against any third Person, including the right to elect to terminate any such rights in accordance with the terms of such rights upon the written direction of the Purchaser; and

     (e)  provide a licence of occupation for the Leased Premises.

In order that the full value of the Rights may be realized for the benefit of the Purchaser, the Vendor shall, at the request and expense and under the direction of the Purchaser, in the name of the Vendor or otherwise as the Purchaser may specify, take all such action and do or cause to be done all such things as are reasonable and necessary or proper in order that the obligations of the Vendor under such Rights may be performed in such manner that the value of such Rights is preserved and enures to the benefit of the Purchaser, and that any moneys due and payable and to become due and payable to the Purchaser in and under the Rights are received by the Purchaser. The Vendor shall promptly pay to the Purchaser all moneys collected by or paid to the Vendor in respect of every such Right. The Purchaser shall indemnify and hold the Vendor harmless from and against any payment, claim or Liability under or in respect of such Rights arising because of any action of the Vendor taken pursuant to this Section excluding any costs of transfer which shall be the obligation of the Vendor.

                                    ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES

4.1 REPRESENTATIONS AND WARRANTIES OF THE VENDOR. As a material inducement to the Purchaser entering into this Agreement and completing the transactions contemplated by this Agreement and acknowledging that the Purchaser is entering into this Agreement in reliance upon the representations and warranties of the Vendor set out in this Section 4.1, the Vendor represents and warrants to the Purchaser as follows:

     (1) INCORPORATION AND POWER. The Vendor is a corporation duly incorporated under the Laws of the jurisdiction of its incorporation and is duly organized, validly subsisting and in good standing under such Laws. The Vendor has the corporate power and authority and is qualified to own and dispose of its properties and assets and to carry on the Business as presently carried on by it.

     (2) DUE AUTHORIZATION. The Vendor has all necessary corporate power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by it as contemplated by this Agreement and to carry out its obligations under this Agreement and such other agreements and instruments. The execution and delivery of this Agreement and such other agreements and instruments and the completion of the transactions contemplated by this Agreement and such other agreements and instruments have been duly authorized by all necessary corporate action on the part of the Vendor and its shareholders.

     (3) ENFORCEABILITY OF OBLIGATIONS. This Agreement constitutes a valid and binding obligation of the Vendor enforceable against the Vendor in accordance with its terms subject, however, to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of the rights of creditors or others and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought.

     (4) TITLE TO ASSETS. The Vendor has good and marketable title to all the Assets, free and clear of any and all Liens other than Excluded Liens. The Assets are sufficient when combined with the operations of the Purchaser to permit the continued operation of the Business as a division of the Purchaser in substantially the same manner as conducted in the year ended on the date of this Agreement. Schedule 4.1(4) sets out all locations where the Assets are situate. Other than this Agreement, there is no agreement, option or other right or privilege outstanding in favour of any Person for the purchase from the Vendor of the Business or of any of the Assets except the sale of inventory in the ordinary course of business.

     (5) PERSONAL PROPERTY. Schedule 4.1(5) lists each item of Personal Property which had a book value in the accounting records of the Vendor, determined in accordance with applicable GAAP at the date of the Vendor's most recently completed financial year, of more than $15,000 or is otherwise material to the Business. All Personal Property listed on Schedule 4.1(5) is in good operating condition and repair, ordinary wear and tear excepted. Vendor shall deliver a reasonably detailed listing of Personal Property within 10 days of the Effective Date.

     (6) LEASED PREMISES. Schedule 4.1(6) lists the Premises Lease including the term thereof. The Premises Lease is in full force and effect, unamended by oral or written agreement not reflected on Schedule 4.1(6), and the Vendor is entitled to the full benefit and advantage of such Premises Lease in accordance with the terms thereof. The Premises Lease is in good standing and there has not been any default by Vendor, or to the best of Vendor's knowledge, by any other party under the Premises Lease nor is there any dispute between the Vendor and landlord under the Premises Lease. The Vendor has obtained from the mortgagee of the landlord of the Leased Premises whose mortgage ranks in priority to the Premises Lease an agreement not to disturb the Vendor's possession thereof while the Vendor is not in default under the Premises Lease. The Premises Lease has not been assigned by the Vendor in favour of any Person and the Vendor does not have authority to assign or sublet the Premises Leases to the Purchaser without consent of the landlord. The current uses of the Leased Premises comply with Applicable
Law. The aggregate obligation of the Vendor in connection with the Premises Lease does not exceed $241,000 in the 1996 calendar year.

     (7) PERSONAL PROPERTY LEASES. Schedule 4.1(7) lists all the Personal Property Leases including the term thereof and identifies the ones which cannot be terminated by the Vendor without liability at any time upon less than 30 days' notice or which involve payment by it in the future of more than $10,000. Each Personal Property Lease is in full force and effect and has not been amended other than as reflected on Schedule 4.1(7), and the Vendor is entitled to the full benefit and advantage of each Personal Property Lease in accordance with its terms. Each Personal Property Lease is in good standing and there has not been any default by Vendor, or to the best of Vendor's knowledge, by any other party under any Personal Property Lease nor any dispute between the Vendor and any other party under any Personal Property Lease. None of the Personal Property Leases has been assigned by the Vendor in favour of any Person and the Vendor has full right, title and authority to assign the Personal Property Leases to the Purchaser. The aggregate obligation of the Vendor in connection with the Personal Property Leases does not exceed $100,000 per annum in any year during the term thereof.

     (8) MATERIAL CONTRACTS. Schedule 4.1(8) lists all the Material Contracts including the term thereof. The Vendor has not received notice of any default, and the Vendor is not in default, under any Material Contract which default would have a material adverse effect upon the Condition of the Business and, to Vendor's knowledge, there has not occurred any event which, with a lapse of time or giving of notice, or both, would constitute such a default. Each Material Contract is in good standing and in full force and effect, unamended by written or oral agreement not reflected in Schedule 4.1(8), and the Vendor is entitled to the full benefit and advantage of each Material Contract in accordance with the terms of each Material Contract. There has not been, to Vendor's knowledge, any default by Vendor, or to Vendor's knowledge, by the other party, under any Material Contract nor any dispute between the Vendor and any party under any Material Contract. There are no obligations under any Material Contract for the delivery by the Vendor of any software or services other than the Software or services of the Vendor currently supplied or owned by the Vendor and transferred to the Purchaser hereunder. None of the Material Contracts has been assigned by the Vendor in favour of any Person and, other than as set forth on Schedule 4.1(8), the Vendor has full right, title and authority to assign the Material Contracts to the Purchaser. All Material Contracts for the sale of goods and services shall, except as provided in Schedule 4.1(8)(a), be in the form of the standard form contracts annexed hereto as Schedule 4.1(8)(b).

     (9) INVENTORIES. The finished good portion of Inventories consist of items of a quality and quantity useable and saleable in the ordinary course of business. All items included in the Inventories are owned by the Vendor. No items included in the Inventories are held by the Vendor on consignment from others or have been pledged as collateral. The book value of Inventories is not less than $110,000.00.

     (10) SOFTWARE.

          (a) Schedule 4.1(10)(a) contains a complete and accurate description of all Software which is Related to the Business.

          (b) A consolidated copy of the current version of the source code shall be provided to Purchaser within 10 days of the Effective Date on media free of defects in workmanship and materials.

          (c)  The Software is owned by the Vendor free and clear of all Liens;

          (d) Except as listed on Schedule 4.1(10)(d), the Vendor is not obligated to pay any compensation for any Person in respect of the use of the Software.

          (e) Upon execution of this Agreement, the Purchaser may use, modify and/or distribute the Software without restriction and, except as listed on Schedule 4.1(10)(d), there are no fees, charges, licenses or other costs payable by the Purchaser to any Person (except as payable to the Vendor herein) in respect of the Software or use or distribution of the Software.

          (f) Vendor shall provide all fault logs and other records relating to the Software and any defects of deficiencies in the possession of the Vendor.

          (g) The currently shipping versions of the Software have undergone and passed Symantec's standard checking procedures for known software viruses and to the Best of the Vendor's Knowledge the currently shipping versions of the Software does not contain viruses which would disrupt, damage, or interfere with use of the Software.

          (h) Vendor has not disclosed the source code for any of the Software or other confidential or proprietary information constituting, embodied in or pertaining to the Software to any Person and has used diligent efforts to prevent such disclosure, other than disclosure of such source code to employees or independent contractors of Vendor, or third parties solely for evaluation purposes, in each case pursuant to valid and binding non-disclosure agreements with such Persons which are in full force and effect.

          (i) Except as disclosed in Schedule 4.1(11)(b), the use of the Software and the grant provided herein does not, to the Best of the Vendor's Knowledge, infringe the intellectual property rights of any Person.

     (11) INTELLECTUAL PROPERTY.

          (a) Schedule 4.1(11)(a) lists the Intellectual Property that is represented by registered trademarks or copyrights and pending applications for same. Except as set forth on Schedule 4.1(11)(a), all of the registrations and applications for registration of the Intellectual Property are in good standing and are recorded in the name of the Vendor. To the Best of Vendor's Knowledge, no application for registration of any of the Intellectual Property has been rejected.

          (b) Except as disclosed in Schedule 4.1(11)(b), the Vendor has the exclusive ownership of the Intellectual Property and the right to assign the Intellectual Property to the Purchaser.

          (c) The Vendor is the owner of the Intellectual Property and is entitled to the exclusive and uninterrupted use of the Intellectual Property without payment of any royalty or other fees, except as disclosed in Schedule 4.1(11)(c). No shareholder, officer, director or employee of the Vendor or any third party has any right, title or interest in any of the Intellectual Property and generally all such persons have waived their moral rights in any copyright works within the Intellectual Property. The Vendor has diligently protected its legal rights to the exclusive use of the Intellectual Property.

          (d) There is no current or, to the Best of Vendor's Knowledge, threatened litigation relating to the Intellectual Property.

          (e) All employees of the Vendor have agreed to maintain the confidentiality of confidential Intellectual Property.

          (f) The Vendor has not permitted or licensed any Person to use, market or distribute any of the Intellectual Property except as disclosed in Schedule 4.1(11)(f). All licences to market and distribute the Software are in full force and effect and neither the Vendor nor to the Best of Vendor's Knowledge the other party is in default of its obligations.

          (g) To the Best of the Vendor's Knowledge, no person has challenged the validity of the Vendor's rights to any of the Intellectual Property.

          (h) To the Best of the Vendor's Knowledge, neither the use of the Intellectual Property nor the conduct of the Business currently infringes upon the intellectual property rights of any other Person. Except as disclosed in the Schedules to this Agreement, neither the use of the Intellectual Property nor the conduct of the Business requires the payment of any royalty to any other Person.

          (i) To the Best of the Vendor's Knowledge, other than general software piracy experienced in the industry, no Person has infringed the Vendor's rights to the Intellectual Property.

          (j) There is no governmental prohibition or restriction on the license, sale or use of the Intellectual Property under Applicable Law other than statutory export controls.

     (12) LICENCES AND PERMITS. The Vendor holds, free and clear of any and all Liens, all Licences and Permits. All Licences and Permits are freely transferable and are described in Schedule 4.1(12). Such rights are in full force and effect and the Vendor is not in violation of any term or provision or requirement of any such Licences and Permits, and to the Best of the Vendor's Knowledge, no Person has threatened to revoke, amend or impose any condition in respect of, or commenced proceedings to revoke, amend or impose conditions in respect of, any Licences and Permits.

     (13) CONSENTS AND APPROVALS. Except as disclosed in Schedule 4.1(13) to this Agreement, no Consents and Approvals of any Person are required in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement or to permit the Purchaser to carry on the Business after the Effective Date as the Business is currently carried on by the Vendor.

     (14) NOTICES. No Notices are required to be delivered to any Person to permit the Purchaser to carry on the Business after the Effective Date as the Business is currently carried on by the Vendor.

     (15) ABSENCE OF CONFLICTING AGREEMENTS AND INFRINGEMENT. The execution, delivery and performance of this Agreement by the Vendor and the completion (with any required Consents and Approvals and Notices) of the transactions contemplated by this Agreement do not and will not result in or constitute any of the following:

          (a) a default, breach or violation or an event that, with notice or lapse of time or both, would be a default, breach or violation of any of the terms, conditions or provisions of the articles or by-laws of the Vendor or of any Contract or, to the Best of Vendor's Knowledge, Licences and Permits;

          (b) an event which, pursuant to the terms of any Material Contract causes any right or interest of the Vendor to come to an end or be affected in any way that is adverse to the Business or entitles any other Person to terminate or amend any such right or interest;

          (c) the creation or imposition of any Lien other than Excluded Liens on any Asset;

          (d) the violation of any Applicable Law applicable to or affecting the Vendor which is Related to the Business; or

          (e) to the Best of the Vendor's Knowledge, the infringement of any of the intellectual property rights of any Person.

     (16) LITIGATION. There are no outstanding orders, judgements, injunctions, awards or decrees of any court, governmental or regulatory body or tribunal against or effecting the Business. To the Best of the Vendor's Knowledge, there is no action, suit, proceeding, claim, application, complaint or investigation in any court or before any arbitrator or before or by any regulatory body or governmental or non-governmental body pending or, to the Best of the Vendor's Knowledge, threatened by or against the Vendor Related to the Business or the transactions contemplated by this Agreement; and, to the Best of the Vendor's Knowledge, there is no factual or legal basis which could give rise to any such action, suit, proceeding, claim, application, complaint or investigation under the Applicable Law.

     (17) ENVIRONMENTAL MATTERS. The Business and the Assets as carried on or used by the Vendor and its predecessors have been and are currently carried on in strict compliance with all Environmental Laws except for such non-compliance as would not be material to the Business.

     (18) EMPLOYEES AND EMPLOYMENT CONTRACTS. Schedule 4.1(18) lists all the Employees as of the date of this Agreement and the age, position, status (full-time, part-time, leave, etc.), length of service, contractual severance obligations, salary and benefits (including any bonus, deferred compensation, profit sharing, pension, arrangements) of each of them, respectively.

     (19) COLLECTIVE AGREEMENTS.

          (a) the Vendor is not a party to any collective bargaining agreement, contract or legally binding commitment to any trade union or employee organization or group in respect of or affecting Employees;

          (b)  the Vendor is not currently engaged in any labour negotiation;

          (c) the Vendor is not a party to any application, complaint or other proceeding under any statute;

          (d) the Business is not engaged in any unfair labour practice and the Vendor is not aware of any pending or threatened complaint regarding any alleged unfair labour practices;

          (e) there is no strike, labour dispute, work slow down or stoppage pending or threatened against the Business;

          (f) there is no grievance or arbitration proceeding arising out of or under any collective bargaining agreement which is pending or threatened against the Business;

          (g) the Business has not at any time experienced any material work stoppage;

          (h)  the Vendor is not the subject of any union organization effort.

     (20) CUSTOMERS AND SUPPLIERS. Vendor will deliver Schedule 4.1(20) by September 13, 1996 listing the 25 largest customers and the five largest suppliers of the Business for the last fiscal year and for the interim period ending immediately before the date of this Agreement. The Vendor is not aware of, nor has it received notice of, any intention on the part of any such customer or supplier to cease doing business with the Vendor or to modify or change in any material manner any existing arrangement with the Vendor Related to the Business for the purchase or supply of any products or services.

     (21) RESIDENCE OF VENDOR. The Vendor is not a non-resident of Canada within the meaning of section 116 of the INCOME TAX ACT (Canada).

     (22) DEDUCTIONS AT SOURCE. The Vendor has fulfilled all requirements under the INCOME TAX ACT (Canada) and the Regulations thereto, the Canada Pension Plan, the UNEMPLOYMENT INSURANCE ACT (Canada) and any applicable provincial legislation, for withholding of amounts from Employees and has remitted all amounts withheld to the appropriate authorities within the prescribed times.

     (23) GST. The Assets constitute all or substantially all of the property used in a "commercial activity" for the purposes of Part IX of the EXCISE TAX ACT (Canada) that forms all or part of a business carried on by the Vendor and the Vendor is a "registrant" under Part IX of the EXCISE TAX ACT (Canada). The Vendor's GST registration number is R 101331999.

     (24) FINANCIAL STATEMENTS. The Vendor has furnished the Purchaser with the proforma balance sheet of the Business as of September 9, 1996 (the "BALANCE SHEET") a true and complete copy of which is annexed as Schedule 4.1(24). The Assets have a value which is not less than the value shown in the Balance Sheet, and the Liabilities do not exceed the value shown in the Balance Sheet. Vendor shall cause its attorney at cost of Purchaser to apply to the SEC for a determination that the Assets acquired do not constitute a "business" for the purposes of Rule 3.05 of Article 11 of Regulation S-X promulgated by the SEC.
In the event that the SEC does not confirm the requested determination, Vendor shall provide the financial information in the form necessary to effect compliance with the Form 8-K requirements under the 1934 Act the cost of which shall be borne equally by the Parties.

     (25) SOFTWARE REVENUE. During the combined fiscal period of June, July and August, 1996 revenues realized from the licensing of Software by the Vendor, net of all returns in excess of reserves and other set offs for such period, were not less than CDN$5,000,000.

     (26) BROKERAGE FEES. The Vendor has not entered into any agreement which would entitle any Person to any valid claim against the Purchaser for a broker's commission, finder's fee or any like payment in respect of the purchase and sale of the Assets or any other matters contemplated by this Agreement.

     (27) BULK SALES. The Vendor will either comply with the BULK SALES ACT (Ontario) or indemnify the Purchaser in respect of any liability thereof to the satisfaction of the Purchaser.

4.2 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser represents and warrants to the Vendor as follows:

     (1) INCORPORATION AND POWER. The Purchaser is a corporation duly incorporated under the Laws of the jurisdiction of its incorporation and is duly organized, validly subsisting and in good standing under such laws and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted.

     (2) DUE AUTHORIZATION. The Purchaser has all necessary corporate power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by it as contemplated by this Agreement and to carry out its obligations under this Agreement and such other agreements and instruments. The execution and delivery of this Agreement and such other agreements and instruments and the completion of the transactions contemplated by this Agreement and such other agreements and instruments have been duly authorized by all necessary corporate action on the part of the Purchaser.

     (3) FILINGS. No filing, authorization or approval, governmental or otherwise, is necessary to enable Purchaser to enter into, and to perform its obligations under, this Agreement.

     (4) ENFORCEABILITY OF OBLIGATIONS. This Agreement constitutes a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms subject, however, to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of the rights of creditors or others and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought.

     (5) LITIGATION. To the Best of the Purchaser's Knowledge there is no action, proceeding, claim or investigation pending against Purchaser before any court or administrative agency that if determined adversely to Purchaser may reasonably be expected to have a material adverse effect on the present or future operations or financial condition of Purchaser, and, to the Best of Purchaser's Knowledge, no such action, proceeding, claim or investigation has been threatened.

     (6) NO VIOLATION OF EXISTING AGREEMENTS. Neither the execution nor delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of (a) any provision of the articles of incorporation or bylaws of Purchaser as currently in effect, (b) in any material respect, any material instrument or contract to which Purchaser is a party, respectively, or by which Purchaser or its assets is bound or which Purchaser will become a party to or be bound by prior to the Effective Time or (c) any Applicable Law applicable to and that would have a material adverse effect on Purchaser or its assets or properties.

     (7) DISCLOSURE. All registration statements, reports, proxy statements and other materials (collectively "SEC REPORTS") filed by Purchaser with the SEC since January 1, 1994 were filed within the applicable required time periods (or any extensions related thereto), complied in all material respects with the applicable requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 (the "1934 Act") and the applicable rules and regulations of the SEC promulgated thereunder, and at the time filed did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Purchaser has furnished Vendor with complete and accurate copies of its annual report on Form 10-K for its fiscal year ended April 30, 1996 and all other reports or documents required to be filed by Purchaser pursuant to Section 13(a) or 15(d) of the 1934 Act since the filing of the most recent report on Form 10-K. Since the date of the Form 10-K, Purchaser has made all filings with the SEC which it is required to make and has not received any request from the SEC to file any amendment or supplement to any of the reports described in the preceding sentence. To the knowledge of the Purchaser, neither it, nor any of its officers, directors or principal stockholders have been or currently are the subject of any investigation or proceeding by any state or federal securities agency or any self-regulatory authority, have been made subject to any stop order or similar restriction in the offer or sale of securities, been enjoined from any activities relating to the offer or sale of securities, or had entered against it or him a judgment involving fraud or misrepresentation with respect to any transaction involving a security. Purchaser has made available to Vendor all Forms 10-K, 10-Q and 8-K and Proxy Statements filed by Purchaser with the SEC since April 30, 1995 (the "PURCHASER DISCLOSURE PACKAGE"). The Purchaser Disclosure Package, this Agreement, the exhibits and schedules hereto, and any certificates or documents to be delivered to Vendor pursuant to this Agreement, when taken together, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

     (8) COMPLIANCE WITH LAWS. To the Best of the Purchaser's Knowledge, Purchaser has complied, in all material respects, with all Applicable Laws applicable to Purchaser or to its assets, properties and business (the violation of which would have a material adverse effect upon Purchaser). Purchaser has received all material permits and approvals from, and has made all material filings with, third parties, including government agencies and authorities, that are necessary in connection with its present business except where a failure would have no material adverse effect on the business or financial statements of Purchaser.

     (9) BROKERAGE FEES. The Purchaser has not entered into any agreement which would entitle any Person to any valid claim against the Vendor for a broker's commission, finder's fee or any like payment in respect of the purchase and sale of the Assets or any other matters contemplated by this Agreement.

     (10) The Purchaser is a registrant under Part IX of the EXCISE TAX ACT (Canada). The Purchaser's G.S.T. number is R102478385.

4.3       SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

     (1)  The representations and warranties of the Vendor contained in
Section 4.1 or any other agreement, certificate or instrument delivered pursuant to this Agreement shall survive the Effective Date for a period of two years from the Effective Date, and notwithstanding the Effective Date and any inspection or inquiries made by or on behalf of the Purchaser, shall continue in full force and effect for the benefit of the Purchaser, after which time the Vendor shall be released from all obligations in respect of such representations and warranties except with respect to any Claims asserted by the Purchaser in writing (setting out in reasonable detail the nature of the Claim and the approximate amount of such Claim) before the expiration of such period, but there shall be no time limit on the representations and warranties of the Vendor set out in Section 4.1 which relate to the incorporation of the Vendor, the due authorization of this Agreement by the Vendor or the enforceability of the Vendor's obligations under this Agreement, or to the title of any Person to any property (whether real or personal, tangible or intangible).

     (2)  The representations and warranties of the Purchaser contained in
Section 4.2 or any other agreement, certificate or instrument delivered pursuant to this Agreement shall survive the Effective Date for a period of two years from the Effective Date, and notwithstanding the Effective Date, shall continue in full force and effect for the benefit of the Vendor, after which time the Purchaser shall be released from all obligations in respect of such representations and warranties except with respect to any Claims asserted by the Vendor in writing (setting out in reasonable detail the nature of the Claim and the appropriate amount thereof) before the expiration of such period, but there shall be no time limit on the representations and warranties of the Purchaser set out in Section 4.2 which relate to the incorporation of the Purchaser, the due authorization of this Agreement by the Purchaser and the enforceability of the Purchaser's obligations under this Agreement.

                                    ARTICLE 5
                                 INDEMNIFICATION

5.1 INDEMNITY BY THE VENDOR. The Vendor shall indemnify and hold the Purchaser, its directors, officers, employees, agents, representatives and the Purchaser's Affiliates and their respective directors, officers and employees harmless in respect of any claim, demand, action, cause of action, damage, loss, cost, Liability or expense (hereinafter referred to as "CLAIM") which may be made or brought against an Indemnified Party or which it may suffer or incur directly or indirectly as a result of, in respect of or arising out of:

     (1) any incorrectness in or breach of any representation or warranty of the Vendor contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement; or

     (2) any breach of or any non-fulfilment of any covenant or agreement on the part of the Vendor under this Agreement or under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement.

5.2 INDEMNITY BY THE PURCHASER. The Purchaser shall indemnify and hold the Vendor, its directors, officers, employees, agents, representatives and the Vendor's Affiliates and their respective directors, officers and employees harmless in respect of any Claim which may be made or brought against an Indemnified Party or which it may suffer or incur directly or indirectly as a result of in respect of or arising out of:

     (1) any incorrectness in or breach of any representation or warranty of the Purchaser contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement; or

     (2) any breach of or any non-fulfilment of any covenant or agreement on the part of the Purchaser under this Agreement or under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement.

5.3 LIMITATIONS. No Party shall have any Liability for indemnification pursuant to Sections 5.1 or 5.2 unless and until the accumulated aggregate amount of Claims of the Indemnified Party exceeds $500,000, following which all further Claims of the Indemnified Party shall be recoverable as provided in this Agreement up to the maximum amount due to Vendor hereunder net of any recoveries under insurance policies, indemnities or other similar recoveries. The limitation herein does not apply to adjustments under Sections 2.5, 7.6 and 7.8.

5.4 NOTICE OF CLAIM. If an Indemnified Party becomes aware of a Claim in respect of which indemnification is provided for pursuant to either of
Section 5.1 or 5.2, as the case may be, the Indemnified Party shall promptly give written notice of the Claim to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a claim by a Person against the Indemnified Party (a "THIRD PARTY CLAIM") or whether the Claim does not so arise (a "DIRECT CLAIM"), and shall also specify with reasonable particularity (to the extent that the information is available):

          (a)  the factual basis for the Claim; and

          (b) the amount of the Claim, if known, the basis thereof and documentation supporting same.

If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim in time effectively to contest the determination of any liability susceptible of being contested, then the Liability of the Indemnifying Party to the Indemnified Party under this Article shall be reduced by the amount of any losses incurred by the Indemnifying Party resulting from the Indemnified Party's failure to give such notice on a timely basis.

5.5 DIRECT CLAIMS. In the case of a Direct Claim, the Indemnifying Party shall have 60 days from receipt of notice of the Claim within which to make such investigation of the Claim as the Indemnifying Party considers necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both parties agree at or before the expiration of such 60 day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim, failing which the matter shall be referred to binding arbitration in such manner as the parties may agree or shall be determined by a court of competent jurisdiction.

5.6 THIRD PARTY CLAIMS. In the case of a Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defence of the Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all of the Indemnified Party's out-of-pocket expenses as a result of such participation or assumption. If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel at its expense. If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim. If either Party makes a payment, resulting in settlement of the Third Party Claim, which precludes a final determination of the merits of the Third Party Claim and the Indemnified Party and the Indemnifying Party are unable to agree whether such payment was unreasonable in the circumstances having regard to the amount and merits of the Third Party Claim, then such dispute shall be referred to and finally settled by binding arbitration from which there shall be no appeal.

5.7 SETTLEMENT OF THIRD PARTY CLAIMS. If the Indemnifying Party fails to assume control of the defence of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, neither Party shall settle any Third Party Claim without the written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that the liability of such Party shall be limited to the proposed settlement amount if any such consent is not obtained for any reason within a reasonable time after the request therefor.

5.8       GST GROSS-UP.  The amount of any Claim submitted under Section 5.1 or
5.2 as damages or by way of indemnification as determined without regard to this
Section 5.9 shall be increased by an amount equal to the rate of Goods and Services Tax applicable to such amount.

5.9 SET-OFF. The Purchaser shall be entitled to set-off the amount of any Claim submitted under Section 5.1 as damages or by way of indemnification against any other amounts payable by the Purchaser to the Vendor whether under this Agreement or otherwise as the Purchaser's sole monetary remedy. Where the Claim by the Purchaser relates to amounts paid or payable currently by the Purchaser, the Purchaser may set off such amounts against the amounts next due and payable in respect of the Purchase Price. All other Claims by the Purchaser shall be pro-rated over the outstanding amounts in respect of the Purchase Price. The Vendor's right of Claim shall be limited to the then outstanding portion of the Purchase Price and collection shall be similarly limited and allocated to outstanding payment dates on a pro rata basis.

                                    ARTICLE 6
                                    EMPLOYEES

6.1 OFFER OF EMPLOYMENT. The Purchaser shall offer employment, as of the Effective Time, to each of the Employees listed in Schedule 6.1 attached hereto, at not less than their current salary and bonus opportunities and on such other terms and conditions (including stock options) as are generally offered to new employees of the Purchaser. The Purchaser shall not be obligated to any Employee who refuses the Purchaser's offer of employment. The Vendor shall render all reasonable assistance to encourage each Employee to accept the Purchaser's offer of employment.

6.2 SETTLEMENT BY VENDOR. On or before the first payment date of any part of the Purchase Price, the Vendor shall settle and pay:

     (1) with each of the Transferred Employees who accepts an offer of employment from the Purchaser pursuant to Section 6.1 all salaries, commissions, bonuses, and other amounts that may become payable to or receivable by such accepting Employees for all periods before the Effective Time ending on the normal payment date immediately preceding the Effective Time. Accumulated vacation with pay credits in respect of their employment with the Business or any predecessor of the Business shall be transferred to Purchaser as an adjustment to the Purchase Price. Purchaser shall be responsible for providing for equivalent vacation credits or payment thereof to the Transferred Employees; and

     (2) with all other Employees, all amounts that may become payable to or in respect of or receivable by such employees before the Effective Time, including termination allowances and accumulated vacation with pay credits.

6.3 NOTICE OF CHANGE OF EMPLOYMENT. The Purchaser may give such notice to the Employees concerning the change of their employer with respect to the Business as the Purchaser, in light of Applicable Law, considers reasonable.

                                    ARTICLE 7
                           POST-EFFECTIVE DATE MATTERS

7.1 EXCLUDED ASSETS. The Vendor shall at its own expense remove all tangible Excluded Assets, if any, from the premises of the Business within 30 days following the Effective Date.

7.2 CO-OPERATION IN FILING OF RETURNS. The Purchaser agrees to provide to the Vendor all reasonable co-operation following the Effective Date in connection with the filing of income tax returns of the Vendor in respect of which the Books and Records delivered to the Purchaser pursuant to this Agreement are relevant and shall provide Vendor with reasonable access to such Books and Records.

7.3 NON-MERGER. Each party hereby agrees that all provisions of this Agreement, other than the representations and warranties contained in Article 4, and the indemnities in Sections 5.1 and 5.2 hereof (which shall be subject to the special arrangements provided in such Articles or Sections), shall survive the execution, delivery and performance of this Agreement, the Effective Date and the execution, delivery and performance of any and all documents delivered in connection with this Agreement.

7.4 FURTHER ASSURANCES. Each Party shall promptly do, execute, deliver or cause to be done, executed and delivered all further acts, documents and things in connection with this Agreement that the other Party may reasonably require, for the purposes of giving effect to this Agreement.

7.5 ASSISTANCE. From the Effective Date until September 27, 1996, the Vendor agrees to provide assistance to the Purchaser reasonably necessary in order to allow the Purchaser to complete the transition of the Business and the Assets and for such purpose, verifying the information disclosed by the Vendor in this Agreement, including the Schedules thereto. Any such investigation or inspections shall not affect or mitigate the representations and warranties of the Vendor under this Agreement which shall continue in full force and effect as provided under this Agreement.

7.6 TRANSITION ARRANGEMENTS. It is acknowledged by the Vendor and the Purchaser that from the Effective Date certain services will be required of the Vendor to support the transition of the Assets to the Purchaser with limited disruption and the Parties agree to make diligent efforts to make the transition appear seamless to the customers of the Business, and the Vendor agrees:

     (a) at the Vendor's cost during the period ending no more than 60 days from the Effective Date to provide all product fulfilment services and support Related to the Business to such customers. Purchaser will reimburse Vendor for out of pocket (third party) costs incurred in providing such service;

     (b) at the Purchaser's cost, based on the respective personnel's salary, benefits, travel and living expenses, for the period up to six months from the Effective Date, Vendor will make available on a full time basis if and when required, up to seven qualified technical and maintenance personnel who immediately prior to the Effective Date were utilized in support Related to the Business to the customers of the Business out of its Eugene, Oregon facilities;

     (c) at no cost to the Purchaser to provide reasonable access to the Vendor's marketing personnel for a period not to exceed two months from the Effective Date in a manner not to interfere with the Vendor's business, so as to permit the Purchaser to gather information and data Related to the Business which will assist the Purchaser in its marketing activities with respect to the Business; and

     (d) use its best efforts to assist the Purchaser to the extent possible in securing the transfer of any telephone number Related to the Business.

7.7 FULFILMENT OF CONTRACTS. Vendor and Purchaser agree that any Contracts which provide for the sale or distribution of Software and software of Vendor not Related to the Business after the Effective Date shall be allocated between Vendor and Purchaser on the balance of convenience based on the volume of product to be supplied. The party to whom such contract was not assigned agrees to fulfil the obligations under such contracts in respect of the products owned by it. The proceeds arising from such contracts shall be allocated pro rata between the parties based on the volume supplied under the contract and the relative retail price thereof.

7.8 RETURNED SOFTWARE. Vendor and Purchaser acknowledge that the channel inventory is subject to certain contractual return rights by distributions in the ordinary course. All current inventory held by or for the benefit of Vendor immediately prior to the Effective Date shall following the Effective Date be marked at JetForm's cost with a sticker designating ownership by Purchaser. The Vendor warrants that inventory of currently shipping product ("Return Merchandise") in the channel subject to current return rights does not exceed $400,000 and that Vendor has reserved $100,000 for returns in respect thereof which reserve shall be credited to the Purchaser, as provided in Section 2.5(5).

          Based upon and relying upon such warranty, the Purchaser agrees to:

     (a) issue credit authorizations to distributors and direct resellers for return merchandise authorized after the Effective Date;

     (b) pay Vendor on a $1.00 for $1.00 basis for credits issued or payments or refunds made by Vendor for return merchandise authorized after the Effective Date; or

     (c) pay or refund to distributors the amount of return merchandise authorizations made after the Effective Date; provided the Purchaser's obligation hereunder shall be limited to $400,000 and shall not extend to obsolete inventory or any inventory returned pursuant to a return merchandise authorization issued prior to the Effective Date. Vendor shall be responsible, save harmless and indemnify Purchaser in respect of any returns in excess of the $400,000 permitted in this section. The provisions of this paragraph apply only in respect of non-stickered product.

7.9 NET REVENUE VERIFICATION. The Parties agree to work with Ernst & Young, Canada to develop an audit framework consistent with the Section 5800 of the CICA Handbook to create an audit opinion on financial information with respect to whether Vendor's representation in Section 4.1(25) as to the amount of recognizable revenue for the combined fiscal months of June, July and August, 1996 is consistent with US GAAP and Symantec's normal accounting practices.
This commitment is premised on the assumption that such an audit opinion can be made available by Ernst & Young under applicable accounting standards and if such an audit opinion cannot be provided under such standards, the parties agree to work to develop a substitute method for reaching this determination. The parties agree that in creating this framework, any increases in product return rates caused by Purchaser or the announcement of this transaction will not be taken into consideration as to whether the reserves for returns taken for such period were adequate. The Purchaser will pay for the costs of preparing such audit opinion to the extent it exceeds $15,000.

                                    ARTICLE 8
                                     GENERAL

8.1 EXPENSES. Each Party shall be responsible for its own legal and other expenses (including any Taxes imposed on such expenses) incurred in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement and for the payment of any broker's commission, finder's fee or like payment payable by it in respect of the purchase and sale of the Assets pursuant to this Agreement.

8.2 PAYMENT OF TAXES. Except as otherwise provided in this Agreement, the Purchaser shall pay all Taxes applicable to, or resulting from transactions contemplated by this Agreement (other than Taxes payable under applicable legislation by the Vendor) and any filing or recording fees payable in connection with the instruments of transfer provided for in this Agreement.

8.3 ANNOUNCEMENTS. Except as required by law including applicable regulatory and stock exchange requirements, all public announcements concerning the transactions provided for in this Agreement or contemplated by this Agreement shall be jointly approved as to form, substance and timing by the parties to this Agreement after consultation.

8.4       NOTICES.

     (1) Any notice, certificate, consent, determination or other communication required or permitted to be given or made under this Agreement shall be in writing and shall be effectively given and made if (i) delivered personally, (ii) sent by prepaid courier service or mail, or (iii) sent prepaid by fax and receipt thereof is confirmed, in each case to the applicable address set out below:

     (i)  if to the Vendor, to:

          Delrina Corporation

          895 Don Mills Road
          500 - 2 Park Centre
          Toronto, Ontario
          M3C 1W3

          Attention:     General Manager
          Facsimile:     (416) 441-0333


          with a copy to

          10201 Torre Avenue
          Cuppertino, California
          U.S.A.    94306

          Attention:     General Counsel
          Facsimile:     (408) 252-5101

     (ii) if to the Purchaser, to:

          JetForm Corporation
          560 Rochester Street
          Ottawa, Ontario
          K1S 5K2
          Attention:  Chief Executive Officer

          Telephone (613) 751-4826
          Facsimile (613) 594-3420


          with a copy to:

          Blake, Cassels & Graydon
          World Exchange Plaza
          45 O'Connor Street
          Suite 2000
          Ottawa, Ontario
          K1P 1A4

          Attention:  Deborah L. Weinstein

          Facsimile (613) 788-2247

or to such other address as a party may have furnished to the other parties by written notice given in accordance with this Section 8.4.

     (2) Any such communication so given or made shall be deemed to have been given or made and to have been received on the day of delivery if delivered, or on the day of faxing or sending by other means of recorded electronic communication, provided that such day in either event is a Business Day and the communication is so delivered, faxed or sent before 4:30 p.m. on such day. Otherwise, such communication shall be deemed to have been given and made and to have been received on the next following Business Day. Any such communication sent by mail shall be deemed to have been given and made and to have been received on the fifth Business Day following the mailing thereof; provided however that no such communication shall be mailed during any actual or apprehended disruption of postal services. Any such communication given or made in any other manner shall be deemed to have been given or made and to have been received only upon actual receipt.

     (3)  Any Party may from time to time change its address under this
Section 8.4 by notice to the other Party given in the manner provided by this Section.

8.5 TIME OF ESSENCE. Time shall be of the essence of this Agreement in all respects.

8.6 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. There are no conditions, warranties, representations or other agreements between the Parties in connection with the subject matter of this Agreement (whether oral or written, express or implied, statutory or otherwise) except as specifically set out in this Agreement.

8.7 WAIVER. A waiver of any default, breach or non-compliance under this Agreement is not effective unless in writing and signed by the party to be bound by the waiver. No waiver shall be inferred from or implied by any failure to act or delay in acting by a party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other party. The waiver by a party of any default, breach or non-compliance under this Agreement shall not operate as a waiver of that party's rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

8.8 SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability and shall be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

8.9 ARBITRATION. The parties agree that they shall use best reasonable efforts to settle amicably disagreements arising from or in connection with this Agreement. To this effect, following notice of any party to the others of a disagreement (which shall include any failure to agree upon a matter to be agreed upon) the parties hereto shall consult and negotiate with one another in good faith an understanding to reach a just and equitable solution. If those attempts fail after a period of ten (10) Business Days from the time the parties have been notified of the disagreement, then every such disagreement shall be referred to arbitration in the English language in Toronto, Ontario pursuant to the ARBITRATION ACT, 1991 (ONTARIO), as may be amended, and in accordance with the following:

          (i) any party may by written notice to the other party request that the disagreement be referred to arbitration with the reference being to a single arbitrator who is mutually agreed to by the parties, provided that, if the parties are unable to agree on an arbitrator within twenty (20) days of receipt of the written notice, the arbitration shall be to three arbitrators, one of whom shall be appointed by the Purchaser and one of whom shall be appointed by the Vendor and each party shall provide notice to the other party of the arbitrator so appointed within thirty
                (30) days of the written notice requesting arbitration and the third arbitrator shall be appointed by the arbitrators appointed by the Purchaser and the Vendor and such third arbitrator shall be the chairperson provided further that if either party fails to give notice of the appointment of an arbitrator as herein provided the reference shall be to an arbitrator appointed in accordance with this clause and such arbitrator shall be considered to have been mutually agreed to by the parties;

          (ii) where reference is to three arbitrators, decisions may be made by the majority of the arbitrators provided that matters susceptible to reduction to a number, such a dollar amount, shall be decided by closed ballot by averaging the two nearest numerical decisions of the three arbitrators;

          (iii) the arbitrator(s) may proceed to an award notwithstanding the failure of one party to participate in the arbitration proceedings;

          (iv) the prevailing party shall be entitled to an award of reasonable legal fees incurred in connection with the arbitration in such amount as determined by the arbitrator(s); and

          (v) the award of the arbitrator(s) shall be the sole and exclusive remedy of the parties and shall be enforceable in a court of competent jurisdiction.

     Notwithstanding the foregoing, the parties shall be entitled to seek injunctive relief or other equitable remedies from any court of competent jurisdiction. Except where clearly prevented by the issue in dispute, the Parties agree to continue performing their respective obligations under this Agreement and the other related agreements entered into in connection with this Agreement while the dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions hereof.

8.10 LANGUAGE. The Parties have required that this Agreement and all deeds, documents and notices relating to this Agreement be drawn up in the English language. Les parties aux presentes ont exige que le present contrat et tous autres contrats, documents ou avis afferents aux presentes soient rediges en langue anglaise.

8.11 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the Laws of Canada applicable in that Province and shall be treated, in all respects, as an Ontario contract.

8.12 SUCCESSORS AND ASSIGNS. This Agreement shall enure to the benefit of, and be binding on, the Parties and their respective successors and permitted assigns. Neither party may assign or transfer, whether absolutely, by way of security or otherwise, all or any part of its respective rights or obligations under this Agreement without the prior written consent of the other party.


THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.

8.13 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed either in original or faxed form and the parties adopt any signatures received by a receiving fax machine as original signatures of the parties; provided, however, that any party providing its signature in such manner shall promptly forward to the other party an original of the signed copy of this Agreement which was so faxed.

          IN WITNESS WHEREOF the parties have executed this Agreement.


                              DELRINA CORPORATION


                              Per:
                                   -------------------------------------------

                              JETFORM CORPORATION


                              Per:
                                   -------------------------------------------

EXHIBITS

     A    Allocation of Purchase Price
     B    Software License Agreement

                                    EXHIBIT A

                          ALLOCATION OF PURCHASE PRICE

     The Purchase Price shall be allocated among the Assets in such manner as the parties and their auditors shall agree acting reasonably failing which each party may allocate the Purchase Price in such manner as is consistent with the GAAP of such party.

                                    EXHIBIT B

                           SOFTWARE LICENSE AGREEMENT

     THIS AGREEMENT is made effective September 10, 1996 between JETFORM CORPORATION, a Canadian corporation ("Purchaser") and DELRINA CORPORATION ("Vendor").

     WHEREAS the parties hereto have entered into an asset purchase agreement of today's date (the "Asset Purchase Agreement") providing for, among other things, the transfer of the Software (as defined therein) to Purchaser;

     AND WHEREAS the parties wish to grant the licenses herein in accordance with and subject to the terms and conditions herein and in the Asset Purchase Agreement.

     NOW THEREFORE for good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) Purchaser and Vendor hereby agree as follows:

1.   DEFINITIONS

     Unless otherwise defined herein or the context otherwise requires, words and phrases capitalized herein shall have the meanings ascribed thereto in the Asset Purchase Agreement.

2.   LICENSES

     2.1 VENDOR LICENSED SOFTWARE. Subject to the terms herein and in the Asset Purchase Agreement, Vendor hereby grants to Purchaser and its Affiliates a non-exclusive, worldwide, perpetual, fully paid up license to use, copy, modify, create derivative works from, create compilations from, display and perform, with the right of sublicense of same, the Vendor Licensed Software.

     2.2 PURCHASER LICENSED SOFTWARE. Subject to the terms herein and in the Asset Purchase Agreement, Purchaser hereby grants to Vendor and its Affiliates a non-exclusive, worldwide, perpetual, license to use, copy, modify, create derivative works from, create compilations from, display and perform, with the right of sublicense of same, the Purchaser Licensed Software.

     2.3 LICENSED SOFTWARE. Subject to the terms herein and in the Asset Purchase Agreement, Vendor hereby grants to Purchaser and its Affiliates a non-exclusive, worldwide, perpetual, fully paid up license to use, copy, modify, create derivative works from, create compilations from, display and perform, with the right of sublicense of same, the Licensed Software set out in Schedule "A", to the extent permitted by and subject in each case to the terms and conditions contained in the Contracts respecting same, copies of which have been delivered to Purchaser.

     2.4 SOFTWARE SITE LICENSE. Purchaser hereby grants to Vendor a non-exclusive, non-transferable, worldwide, fully paid up license to copy and use the object code version of the Software for internal purposes only in accordance with the end user license accompanying same, it being understood and agreed that the Vendor shall have no right to market or distribute such Software (other than the Licensed Software and the Purchaser Licensed Software in accordance with the terms and conditions herein) to Persons who are not employees of the Vendor.

3.   PRODUCT RESTRICTION

     Except as expressly provided herein or in the Asset Purchase Agreement, the grant of License of the Purchaser Licensed Software to Vendor and/or its Affiliates shall be royalty free for so long as Vendor and/or its Affiliates (either, directly or indirectly, alone or in conjunction with any individual, firm, corporation, syndicate, company or association or other entity, whether as a principal, agent, shareholder or investor holding more than 19% interest or having de facto control) do not market Workflow management software that competes with JetForm's existing software, and the Software acquired as at the Effective Date. Competition is defined as offering products that have the same core functionality and which are commonly grouped together in industry reviews. Symantec's existing products and their derivative works, including its Sales Force Automation products and its Development Tools, are not considered to be competing under this section. This provision is not intended to prevent the Vendor or its Affiliates offering its software in promotional soft bundles under third party label.

4.   ROYALTIES

     4.1 ROYALTIES. No royalties are payable in respect of the licenses granted under Sections 2.1 and 2.4.

     4.2 ROYALTIES RESPECTING USE OF PURCHASER LICENSED SOFTWARE. Should Vendor or its Affiliates breach the product restriction in Section 3 above, then as and from the initial date of sale, distribution or license of such product or program, Purchaser shall be entitled to set off a royalty against any unpaid amount in an amount equal to any unpaid amount of the Purchase Price then or thereafter due for so long as Vendor or its Affiliates shall sell, distribute, market or license any such product or program. Provided, however, that no right to set off shall be exercised hereunder until Purchaser has provided notice to Vendor of its intention in that regard and Vendor has not within 30 days after receipt of such notice discontinued any such product or program. The right of set off shall, if exercised, commence effective the date of delivery of such notice. The Purchaser's right of recovery hereunder shall be limited to the set off of the amount as provided herein.

     4.3 TAXES. Vendor shall be responsible to pay all use, sales or value added taxes on any royalties payable hereunder. If Vendor is required to withhold taxes from the royalties due to Purchaser, Vendor shall deduct such taxes from the amounts payable hereunder and remit such taxes to the appropriate authority and provide Purchaser with proof of payment of same.

     4.4 CURRENCY. All amounts referenced in this Agreement or the Schedule hereto with the symbol "$" refer to United States dollars, and all amounts to be paid under this Agreement will be paid in U.S. dollars.

5.   OWNERSHIP

     5.1 PURCHASER LICENSED SOFTWARE AND MODIFICATIONS AND SOFTWARE. At all times, Purchaser shall retain all right, title and interest, including all Intellectual Property, in the Purchaser Licensed Software and all modifications to Licensed Software (unless otherwise provided in such license), the Purchaser Licensed Software developed by or for Purchaser or its Affiliates or modifications developed by Vendor and/or its Affiliates to the Purchaser Licensed Software for non royalty free applications as provided in Article 3. Vendor shall own all right, title and interest in the modifications to the Purchaser Licensed Software developed by or for Vendor or its Affiliates other than modifications developed by Vendor or its Affiliates for non royalty free applications as provided above (the "Vendor Modifications").

     5.2 VENDOR LICENSED SOFTWARE AND MODIFICATIONS. At all times, Vendor shall retain all right, title and interest, including all Intellectual Property, in the Vendor Licensed Software and all modifications to the Vendor Licensed Software developed by or for Vendor or its Affiliates. Purchaser shall own all right, title and interest in the modifications to the Vendor Licensed Software developed by or for Purchaser or its Affiliates (the "Purchaser Modifications").

6.   CONFIDENTIAL INFORMATION

     6.1 DEFINITION. As used herein, "Confidential Information" means the specific terms of this Agreement and any other proprietary or confidential information of either party. Confidential Information includes, without limitation, any source code, the parties' methods of operation, future plans and release dates, any written materials marked as confidential, and other materials or information which reasonably should be understood by the recipient of such information ("Recipient") to be confidential. Confidential Information does not include information that Recipient can prove: (i) is now or later becomes generally available to the public without fault or breach of Recipient; (ii) was rightfully in Recipient's possession prior to disclosure by the other party ("Discloser"); (iii) is independently developed by Recipient without the use of any Confidential Information of Discloser; or (iv) is rightfully obtained by Recipient from a third party who has the right to disclose it.

     6.2 USE AND DISCLOSURE. Each party, as Recipient, agrees that it will not disclose to any person or use for any purpose except as expressly permitted by this Agreement, any Confidential Information of Discloser. Recipient may disclose Confidential Information only to its employees, contractors and consultants who have a need to know such information. Recipient shall inform such employees, contractors and consultants that under this Agreement they are bound by obligations of confidentiality and shall maintain with each such employee, consultant and contractor a written agreement sufficient to require the employee, consultant and contractor to keep this type of information confidential.

     6.3 SECURITY. Each party agrees to carefully and continuously control use and disclosure of the other party's Confidential Information, and to treat it with at least the same level of protection as it affords its own Confidential Information of similar nature, but not less than a reasonable level of protection. Recipient shall not copy confidential Information except to the extent necessary for the purposes of this Agreement. Recipient shall promptly notify Discloser if it becomes aware of any unauthorized disclosure or use of Discloser's Confidential Information, and shall take all reasonable steps requested by Discloser to remedy the same.

     6.4 PUBLIC ANNOUNCEMENTS. Except to the extent required by applicable law, neither party shall publicly disclose any terms of this Agreement without prior approval from the other party. The parties agree to cooperate with each other with respect to the content, timing, channel and scope of any initial public announcement concerning this Agreement.

7.   MISCELLANEOUS

     7.1 NOTICE. All notices between the parties shall delivered in accordance with the provisions respecting same contained in the Asset Purchase Agreement.

     7.2 ENTIRE AGREEMENT; AMENDMENT; WAIVER. This Agreement, and the other agreements between the parties executed on the date hereof or in connection herewith, constitutes the entire understanding and contract between the parties hereto and supersedes any and all prior or contemporaneous oral or written representations or communications with respect to this matter. Except as otherwise expressly provided herein, this Agreement may be modified or amended only by a writing signed by duly authorized representatives of both parties. The waiver by either party of any default or breach of this Agreement, or any obligation hereunder, shall be ineffective unless in writing. No failure to exercise any right or power under this Agreement or to insist on strict compliance by the other party shall constitute a waiver of the right subsequently to exercise such right or power or to insist on strict compliance.

     7.3 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario, and the federal laws of Canada applicable therein, without regard to any law regarding conflicts of laws.

     7.4 SEVERABILITY. If any term of this Agreement is held invalid or unenforceable by a court or arbitrator of competent jurisdiction, such term shall be reduced or otherwise modified by such court or arbitrator to the minimum extent necessary to make it valid and enforceable. If such term cannot be so modified, it shall be severed and the remaining terms of this Agreement shall be interpreted in such a way as to give maximum validity and enforceability to the terms of this Agreement as originally intended by the parties.

     7.5 BINDING EFFECT; ASSIGNMENT. This Agreement is binding upon the parties and their respective successors, representatives and assigns; however, neither this Agreement nor individual transactions nor rights under it shall be assigned, nor shall any obligation be delegated by either party, without the prior written consent of the other, except (a) to an Affiliate provided the Party assigning continues to remain liable for performance of the obligations hereunder in addition to the assignee, or (b) Purchaser may transfer, sell or assign its rights to a third party in and to the Purchaser Licensed Software (subject to Vendor rights under this License) without Vendor's consent, at any time, in which event the royalty obligation set out in Article 4.2 hereof shall cease. Any attempted assignment or delegation otherwise than as permitted by this Section 8.5 shall be void, provided, however, that either party shall have the right to assign its rights and obligations hereunder to any affiliated company. For purposes of this Agreement, "affiliated company" shall mean any person or entity (whether incorporated or not) that is controlled by, controls, or is under common control with that party, and "control" shall mean ownership of at least fifty percent (50%) of the voting equity of such party or entity or the power to direct such person or entity's management.

     7.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed either in original or faxed form and the parties adopt any signatures received by a receiving fax machine as original signatures of the parties; provided, however, that any party providing its signature in such manner shall promptly forward to the other party an original of the signed copy of this Agreement which was so faxed.

     7.7 NO AGENCY. This Agreement shall not be construed to create an agency or partnership between the parties. Neither party has the authority to bind the other, to incur any liability or otherwise act on behalf of the other, or to direct the employees of the other.

     7.8 OTHER RESTRICTIONS. In addition to the restrictions specifically outlined herein and in the Schedules hereto, all software licenses under this Agreement are also subject to the restrictions of the Canadian and United States export laws.

8.   DISPUTES.

     8.1 DISPUTES. The parties agree that they shall settled any disputes arising from or in connection with this Agreement in accordance with the arbitration provisions set out in the Asset Purchase Agreement.

     The undersigned parties have executed this Software License Agreement effective as of the date set forth on the first page hereof.

DELRINA CORPORATION                    JETFORM CORPORATION


By: ___________________________         By: ___________________________

Name:  ________________________         Name:  John Kelly
Title: ________________________         Title: President and Chief Executive
Officer

Address: 895 Don Mills Road             Address:  500 - 560 Rochester Street
         500 - 2 Park Centre                      Ottawa, Ontario, Canada
         Toronto, Ontario                         K1S 5K2
         M3C 1W3

Pursuant to the instruction to this Form 8-K, the following is a list of all omitted schedules to the above-referenced agreement. Registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.

SCHEDULES

     1.1(5)                   Assumed Liabilities
     1.1(24)                  Excluded Contracts
     1.1(34)(j)               Licence of Delrina Name
     1.1(40)                  Licensed Software
     2.3                      Payment of Purchase Price
     4.1(4)                   Location of Assets
     4.1(5)                   Personal Property
     4.1(6)                   Premises Lease
     4.1(7)                   Personal Property Leases
     4.1(8)                   Material Contracts
     4.1(8)(a)                Non-Standard Form Contract
     4.1(8)(b)                Standard Form Contracts
     4.1(10)(a)               Software Related to Business
     4.1(10)(d)               Obligation to Pay Compensation
     4.1(11)(a)               Intellectual Property
     4.1(11)(b)               Ownership of Intellectual Property
     4.1(11)(c)               Intellectual Property Royalty Fees
     4.1(11)(f)               Person Permitted to use Market and Distribute
                              Intellectual Property
     4.1(12)(a)               Transfer of Licenses and Permits
     4.1(13)                  Consents and Approvals
     4.1(18)                  Employees and Employee Contracts
     4.1(20)                  Customers and Suppliers
     4.1(24)                  Financial Statements - Pro Forma Balance Sheet
     6.1                      Employees to be Offered Employment